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                                                                  CONFORMED COPY


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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                          INTERNATIONAL PAPER COMPANY,

                             FOCUS MERGER CO., INC.

                                       and

                        FEDERAL PAPER BOARD COMPANY, INC.



                          Dated as of November 6, 1995


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.02.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.03.   Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.04.   Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
SECTION 1.05.   Articles of Incorporation and By-Laws of the Surviving Corporation  . . . . .    2
SECTION 1.06.   Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
SECTION 1.07.   Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

                     CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.   Capital Stock of Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . .    3
SECTION 2.02.   Cancellation of Treasury Stock and Parent Owned Stock . . . . . . . . . . . .    3
SECTION 2.03.   Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . .    4
SECTION 2.04.   Shares of Dissenting Shareholders . . . . . . . . . . . . . . . . . . . . . .    8
SECTION 2.05.   Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .    8
SECTION 2.06.   Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 3.02.   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
SECTION 3.03.   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
SECTION 3.04.   Noncontravention; Filings and Consents  . . . . . . . . . . . . . . . . . . .   14
SECTION 3.05.   Company SEC Documents; Financial Statements . . . . . . . . . . . . . . . . .   15
SECTION 3.06.   Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
SECTION 3.07.   Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . .   16
SECTION 3.08.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
SECTION 3.09.   Absence of Changes in Benefit Plans . . . . . . . . . . . . . . . . . . . . .   17
SECTION 3.10.   Employee Benefits; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 3.11.   Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
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                                       ii

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SECTION 3.12.   Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . . . . . .  19
SECTION 3.13.   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 3.14.   Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 3.15.   Trademarks, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 3.16.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.17.   Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.18.   Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.19.   Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 3.20.   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01.   Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 4.02.   Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 4.03.   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 4.04.   Noncontravention; Filings and Consents  . . . . . . . . . . . . . . . . . . .  25
SECTION 4.05.   Parent SEC Documents; Financial Statements  . . . . . . . . . . . . . . . . .  26
SECTION 4.06.   Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 4.07.   Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . .  27
SECTION 4.08.   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 4.09.   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 4.10.   Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 4.11.   Ownership of Company Capital Stock  . . . . . . . . . . . . . . . . . . . . .  28
SECTION 4.12.   Interim Operations of Merger Sub. . . . . . . . . . . . . . . . . . . . . . .  28
SECTION 4.13.   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.   Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . .  29
SECTION 5.02.   Conduct of Business of Parent.  . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 5.03.   Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 5.04.   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
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                                       iii

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                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.   Company Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 6.02.   Registration Statement; Proxy Statement . . . . . . . . . . . . . . . . . .  34
SECTION 6.03.   Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . .  35
SECTION 6.04.   Approvals and Consents; Cooperation . . . . . . . . . . . . . . . . . . . .  36
SECTION 6.05.   Company Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 6.06.   Company Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 6.07.   Indemnification and Insurance . . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 6.08.   Redemption of Convertible Preferred Stock . . . . . . . . . . . . . . . . .  41
SECTION 6.09.   Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 6.10.   Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 6.11.   Obligations of Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.12.   Affiliates' Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.13.   Plan of Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.14.   Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.15.   Letters of Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 6.16.   Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
SECTION 6.17.   Parent Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.01.   Conditions to the Obligations of Each Party . . . . . . . . . . . . . . . .  44
SECTION 7.02.   Conditions to the Obligations of Parent and Merger Sub  . . . . . . . . . .  45
SECTION 7.03.   Conditions to the Obligations of the Company  . . . . . . . . . . . . . . .  46

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 8.02.   Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 8.03.   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 8.04.   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
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                                    iv

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                                ARTICLE IX

                            GENERAL PROVISIONS

SECTION 9.01.   Nonsurvival of Representations  . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 9.02.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 9.03.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
SECTION 9.04.   Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
SECTION 9.05.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
SECTION 9.06.   Entire Agreement; No Third-Party Beneficiaries  . . . . . . . . . . . . . .  52
SECTION 9.07.   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 9.08.   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 9.09.   Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

EXHIBIT A       Form of Affiliate Letter for Affiliates of the Company
EXHIBIT B       Form of Company Tax Opinion Representation Letter
EXHIBIT C       Form of Parent Tax Opinion Representation Letter
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              AGREEMENT AND PLAN OF MERGER dated as of November 6, 1995 among
International Paper Company, a New York corporation ("Parent"), Focus Merger Co., Inc., a North Carolina corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Federal Paper Board Company, Inc., a North Carolina corporation (the "Company").

                                   WITNESSETH:

              WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

              WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $5.00 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or by the Company and other than Dissenting Shares (as defined in Section 2.04), will be converted into the right to receive shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") or cash or a combination thereof subject to the provisions of Article II of this Agreement;

              WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

              WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

              NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

              SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act (the "NCBCA"), the Company shall be merged with and into Merger Sub at the Effective Time of the Merger (as defined in Section 1.03). Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the NCBCA. At the election of Parent prior to the effective date of the Registration Statement (as defined in Section 6.02), any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, provided that no such substitution shall be made if it would materially delay or impede the Merger or any of the other transactions contemplated by this Agreement. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

              SECTION 1.02. Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date") at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

              SECTION 1.03. Effective Time. On the Closing Date, or as soon as practicable thereafter, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the North Carolina Secretary of State, or at such later time as is agreed upon by the parties and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the "Effective Time").

              SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 55-11-06 of the NCBCA.

              SECTION 1.05. Articles of Incorporation and By-Laws of the Surviving Corporation. (a) Subject to the provisions of Section 6.07(a), the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time (except that Article I of the Articles of Incorporation shall be amended as of the Effective Time to read as follows:

"The name of the Corporation is Federal Paper Board Company, Inc."), and thereafter may be amended as provided therein and as permitted by law and this Agreement.

              (b) Subject to the provisions of Section 6.07(a), the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

              SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

              SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

                     CORPORATIONS; EXCHANGE OF CERTIFICATES

              SECTION 2.01. Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

              SECTION 2.02. Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held immediately prior to the Effective Time in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

              SECTION 2.03. Conversion of Company Common Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, except as otherwise provided in this Section 2.03 and subject to Sections 2.04 and 2.05(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.02) shall be converted into, at the election of the holder thereof, one of the following (or a combination of shares of Parent Common Stock and cash determined in accordance with Sections 2.03(d),
(e), (f) and (g)) (the "Merger Consideration"):

              (i) the right to receive the number of shares of Parent Common Stock determined by dividing $55.00 by the Average Parent Share Price and rounding the result to the nearest one thousandth of a share (the "Stock Consideration"); provided, however, that in no event shall the Stock Consideration be less than 1.275 or more than 1.612 shares of Parent Common Stock; provided, further, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Stock Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The " Average Parent Share Price" means the average of the last sales prices per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "Stock Exchange") Composite Tape for the 20 consecutive trading days ending on the trading day which is five days prior to the Closing Date; or

              (ii) the right to receive in cash from Parent, without interest, an amount equal to $55.00 (the "Cash Consideration").

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

              (b) Elections. Subject to the election and allocation procedures set forth in this Section 2.03, each holder of record of Company Common Stock as of the record date for the Company Shareholders' Meeting (as defined in Section 6.01) will be entitled, with respect to each share of Company Common Stock held by such holder, to (i) elect to receive the Stock Consideration (a "Stock Election"), or (ii) elect to receive the Cash Consideration (a "Cash Election"), or (iii) indicate that such holder has no preference as to the receipt of the Stock Consideration or the Cash Consideration (a "Non-Election").

              (c) Election Numbers. The number of shares of Company Common Stock to be converted into the right to receive the Cash Consideration in the Merger shall be equal to (A) 49% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time less (B) the aggregate number of shares of Company Common Stock as to which a notice of dissent has been timely and properly filed pursuant to Section 55-13-21 of the NCBCA and not withdrawn as of the Election Deadline (as defined in Section 2.03(i)) (the "Cash Election Number"). The number of shares of Company Common Stock to be converted into the right to receive the Stock Consideration in the Merger (the "Stock Election Number") shall be equal to 51% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

              (d) Cash Election Adjustments. If the aggregate number of shares of Company Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

              each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

              (e) Stock Election Adjustments. If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

              each Stock Election Share shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

              (f) Non-Election Adjustments. In the event that neither Section 2.03(d) nor 2.03(e) above is applicable, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares, if any, shall be converted into the right to receive Parent Common Stock and cash in the following manner:

              each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of (A) the Cash Election Number over (B) the total number of Cash Election Shares and the denominator of which shall be the excess of (C) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) over (D) the sum of the total number of Cash Election Shares and Stock Election Shares and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Non-Election Fraction.

              (g) Adjustments Relating to Tax Opinions. If either (i) the tax opinion of Shearman & Sterling referred to in Section 7.03(c) cannot be rendered (as reasonably determined by Shearman & Sterling and concurred in by Skadden, Arps, Slate, Meagher & Flom) or (ii) the tax opinion of Skadden, Arps, Slate, Meagher & Flom referred to Section 7.02(d) cannot be rendered (as reasonably determined by Skadden, Arps, Slate, Meagher & Flom and concurred in by Shearman & Sterling), in either case as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Parent shall reduce to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered, the Cash Election Number and correspondingly increase the Stock Election Number. The requirement to issue additional shares of Parent Common Stock pursuant to the foregoing sentence shall not be applicable in the event Parent would be required thereunder to issue in the aggregate (including upon the exercise of Substitute Options (as defined in Section 6.05)) more than 50 million shares of Parent Common Stock (with such number of shares being correspondingly adjusted to reflect the occurrence of any of the events set forth in the second proviso of
Section 2.03(a)(i)).

              (h) Exercise of Election. All Cash Elections, Stock Elections and Non-Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of Company Common Stock as of the record date for the Company Shareholders' Meeting or such other date as Parent and the Company shall mutually agree (the "Election Form Record Date"). Parent and the Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of

Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline. Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent (as defined in Section 2.05) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the Certificates (as defined in Section 2.05(b)) representing the shares of Company Common Stock as to which the election is being made (or an appropriate guarantee of delivery by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this
Section 2.03 and all such computations shall be conclusive and binding on the holders of Company Common Stock.

              (i) Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the last business day prior to the Closing Date (the "Election Deadline") in order to be effective. Any holder of Company Common Stock who has made an election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke his election and withdraw his Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify Parent of its determination. Promptly after such notification, Parent shall issue a press release announcing in reasonable detail the results of the Exchange Agent's allocation of the Merger Consideration.

              (j) Deemed Non-Election. For the purposes hereof, a holder of Company Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall for purposes hereof, be deemed to have made a Non-Election.

              SECTION 2.04. Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has exercised his right (to the extent such right is available by law) to demand and to receive the fair value of such shares (the "Dissenting Shares") under Article 13 of the NCBCA shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the NCBCA and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Article 13 of the NCBCA. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Consideration or the Cash Consideration or a combination thereof as determined by Parent in its sole discretion. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

              SECTION 2.05. Exchange of Certificates. (a) Exchange Agent. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this
Article II through the Exchange Agent, (i) certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.03 and (ii) cash in the amount required to be exchanged for shares of Company Common Stock in the Merger pursuant to Section
2.03 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and the Parent Common Stock contemplated to be issued pursuant to Section 2.03 out of the Exchange Fund. Except as contemplated by Section 2.05(g) hereof, the Exchange Fund shall not be used for any other purpose.

              (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (to the extent such certificates have not already been submitted to the Exchange Agent with Forms of Election) which immediately prior to the Effective Time represented outstanding shares (other than Dissenting Shares) of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock or cash.

              (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a Certificate representing that number of whole shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to this Article II and (B) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this
Article II (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.05(d)), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(d).

              (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.05(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.05(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

              (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued or cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.05(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

              (f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Share Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.05(b), (c) and (d).

              (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.05(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.05(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

              (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

              (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

              (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.05(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

              (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

              SECTION 2.06. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of

Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.05(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.05(d).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company hereby represents and warrants to Parent and Merger Sub as follows:

              SECTION 3.01. Organization. Each of the Company and its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company or Parent, as the case may be, that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect. The Company has made available to Parent complete and correct copies of its Articles of Incorporation, as amended, and ByLaws and the articles of incorporation and by-laws or other comparable charter or organizational documents of its Significant Subsidiaries, in each case as amended to the date of this Agreement. The list of subsidiaries of the Company set forth in Schedule 3.01 of the separate disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") is a true and accurate list of all the subsidiaries of the Company. All the outstanding shares of capital stock of each Significant Subsidiary of the Company are owned by the Company or by another wholly owned subsidiary of the Company, free and clear of all liens, and are duly authorized, validly issued, fully paid and nonassessable.

              SECTION 3.02. Capitalization. The authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock, 1,900,000 shares of Convertible Preferred Stock and 10,000,000 shares of Class A Preferred Stock, par value $1.00 per share, of the Company ("Class A Preferred Stock"). As of October 7, 1995, (i) 47,248,878 shares of Company Common Stock, 48,635 shares of Convertible Preferred Stock and no shares of Class A Preferred Stock were issued and outstanding, (ii) 2,693,071 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.05), (iii) 243,661 shares of Company Common Stock were reserved for issuance upon conversion of the Convertible Preferred Stock and (iv) 66,171 shares of Company Common Stock were held in the treasury of the Company. All the outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Options and the Convertible Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company convertible into voting securities of the Company are issued or outstanding and, except as set forth above, (i) no shares of capital stock or other voting securities of the Company are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights are outstanding and (iii) there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, except as contemplated by Section 6.08, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

              SECTION 3.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock and Convertible Preferred Stock, voting together as one class, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the requisite approval of this Agreement by the holders of the outstanding shares of Company Common Stock and Convertible Preferred Stock, voting together as one class. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

              SECTION 3.04. Noncontravention; Filings and Consents. (a) Except as set forth in Schedule 3.04 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the Articles of Incorporation, as amended, or By-Laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 ("Regulation 4064/89"), (iii) the filing with the SEC of (x) the Proxy Statement (as defined in Section 6.02) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Articles of Merger with the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) the filing of such notices and other reports as may be required to comply with the Connecticut Transfer Act ("CTA"),
(vi) such as may be required by any applicable state securities or "blue sky" laws and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

              SECTION 3.05. Company SEC Documents; Financial Statements. The Company has filed all required reports, proxy statements, forms, and other documents with the SEC since December 31, 1993 and prior to the date of this Agreement (the "Company SEC Documents"). As of their respective dates, (i) the Company SEC Documents complied, and all similar documents filed prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and (ii) none of the Company SEC Documents contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 3.05 of the Company Disclosure Schedule and except as set forth in the Company SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

              SECTION 3.06. Information Supplied. None of the information to be supplied by the Company expressly for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will, (i) on the date the Proxy Statement is first mailed to the shareholders of the Company and Parent,
(ii) at the time the Registration Statement becomes effective and (iii) at the time of the Company Shareholders' Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

              SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.07 of the Company Disclosure Schedule or as contemplated by this Agreement, since September 9, 1995, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock other than the regular quarterly dividends on the shares of Company Common Stock, Convertible Preferred Stock and Class A Preferred Stock,
(iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, (C) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, or (D) any material modifications to any existing Company Benefit Plans (as defined in Section 3.10) other than such modifications required by law, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably would be expected to have a material adverse effect on the Company or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

              SECTION 3.08. Litigation. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.08 of the Company Disclosure Schedule, there are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would reasonably be expected, individually or in the aggregate, to have a material adverse effect. Except as disclosed in the Company SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a material adverse effect.

              SECTION 3.09. Absence of Changes in Benefit Plans. Except as disclosed in Schedule 3.09 of the Company Disclosure Schedule, since December 31, 1994 there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, retirement, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in Schedule 3.09 of the Company Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries, and there is no oral or written understanding or arrangement to enter into any such agreement with any such individual.

              SECTION 3.10. Employee Benefits; ERISA. (a) Schedule 3.10 of the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "Company Benefit Plans"). The Company has made available to Parent true and complete copies of (w) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (y) the most recent summary plan description (or similar document) for each Company Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries and (z) each trust agreement and group annuity contract relating to any Company Benefit Plan.

              (b) Except as disclosed in Schedule 3.10 of the Company Disclosure Schedule, all Company Pension Plans and related trusts that are intended to be tax-qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Pension Plan nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

              (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company Benefit Plans are, and have been administered, in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan that could give rise to any material liability, and there are not any facts that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

              (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (l) of ERISA. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

              (e) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, no employee of the Company or any of its subsidiaries will be entitled to any severance benefits or any other additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

              (f) No liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each Company Pension Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any Commonly Controlled Entity made, or was required to make, contributions during the five (5)-year period ending on the Closing Date. No Company Pension Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company Pension Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any Company Pension Plan or otherwise) on or prior to the Closing Date have been timely made.

              (g) The Tait U.K. Pension Scheme has been administered in all material respects in accordance with applicable law, all contributions required to be made thereto on or prior to the Effective Time have been or will be timely made, and such Scheme has been funded in accordance with local law and practice.

              SECTION 3.11. Taxes. Each of the Company and each of its subsidiaries has filed all tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1992. As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

              SECTION 3.12. Compliance with Applicable Laws. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.12 of the Company Disclosure Schedule, to the knowledge of the Company, since January 1, 1993 neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect. The conduct of the business of the Company and its subsidiaries is in conformity with all federal, state and local governmental and regulatory requirements applicable to its business and operations, except where such nonconformities would not, in the aggregate, reasonably be expected to result in a material adverse effect. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, in the aggregate, reasonably be expected to result in a material adverse effect.

              SECTION 3.13. Environmental Matters. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.13 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect:

              (a) To the knowledge of the Company, (i) the Company and its subsidiaries are in compliance with all applicable Environmental Laws and
       (ii) the Company and its subsidiaries hold all Environmental Permits necessary for their operations and properties and are in compliance with the terms and conditions of all such Environmental Permits.

              (b) To the knowledge of the Company, there is no written claim, demand, notice or complaint alleging violation of, or liability under, any Environmental Laws pending or threatened against the Company and its subsidiaries, or against any person or entity whose liability for any such claim, demand, notice or complaint the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

              (c) The Company and its subsidiaries have not received any written request for information relating to, or been notified that any of them is a potentially responsible party under, CERCLA or any similar state, local or foreign law.

              (d) The Company has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, relating to compliance with Environmental Laws or Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto.

              (e) None of the properties of the Company or its subsidiaries is listed or, to the knowledge of the Company, proposed for listing, on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

              (f) To the knowledge of the Company, Hazardous Materials have not been released, discharged or disposed of on any of the properties owned or occupied by the Company or its subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

              (g) The Company has made available to Parent copies of all environmental audits, assessments or studies completed since January 1, 1993 within its possession with respect to the facilities or real property currently owned, leased or operated by the Company or any subsidiary.

              (h) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials) which could reasonably be expected to form the basis of any claim, demand, notice or complaint alleging violation of, or liability under, any Environmental Laws against the Company and its subsidiaries, or against a person or entity whose liability for any such claim, demand, notice or complaint the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

              (i) For purposes of this Agreement:

                  "CERCLA" means the Comprehensive Environmental Response,
              Compensation and Liability Act of 1980, as amended as of the date hereof.

                  "Environmental Laws" means any federal, state, local or
              foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of industrial hygiene or of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, in effect as of the date hereof.

                  "Environmental Permits" means any permit, approval,
              identification number, license or other authorization required of the Company or its subsidiaries, or Parent or its subsidiaries, as the case may be, under any applicable Environmental Law.

                  "Hazardous Materials" means (a) any petroleum, petroleum
              products, by products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

              SECTION 3.14. Title to Properties. (a) Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.14 of the Company Disclosure Schedule, each of the Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all liens other than those set forth in Schedule 3.14 of the Company Disclosure Schedule and except for liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its subsidiaries to conduct their businesses as currently conducted.

              (b) Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.14 of the Company Disclosure Schedule, each of the Company and its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

              SECTION 3.15. Trademarks, Etc. The material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned by or licensed to the Company and its subsidiaries (collectively, "Intellectual Property Rights") are sufficient to allow each of the Company and each of its Significant Subsidiaries to conduct, and to continue to conduct, its business as currently conducted in all material respects. To the knowledge of the Company, each of the Company and each of its Significant Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and to continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. Except as set forth in Schedule 3.15 of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries has received any written notice from any other person pertaining to or challenging the right of the Company or any of its Significant Subsidiaries to use any of the Intellectual Property Rights. To the knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing. Except as set forth in Schedule 3.15 of the

Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Significant Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

              SECTION 3.16. Insurance. To the knowledge of the Company, the Company and its Significant Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Significant Subsidiaries or any properties owned, occupied or controlled by the Company or its Significant Subsidiaries, in such amount as reasonably deemed necessary by the Company or its Significant Subsidiaries.

              SECTION 3.17. Reorganization. To the knowledge of the Company, neither it nor any of its subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

              SECTION 3.18. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Convertible Preferred Stock, voting together as one class, entitled to vote approving this Agreement is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

              SECTION 3.19. Opinions of Financial Advisors. The Company has received (a) an opinion from J.P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view and (b) an opinion from Goldman, Sachs & Co., to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock.

              SECTION 3.20. Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. and Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies of the agreements between the Company and each of J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

              Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

              SECTION 4.01. Organization. Each of Parent and Merger Sub and Parent's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect. Each of Parent and Merger Sub and each of Parent's subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect. Each of Parent and Merger Sub has made available to the Company complete and correct copies of its respective Articles of Incorporation and By-Laws and the articles of incorporation and by-laws or other comparable charter or organizational documents of Parent's Significant Subsidiaries, in each case as amended to the date of this Agreement. The list of subsidiaries of Parent filed by Parent with its most recent Report on Form 10-K is on the date of this Agreement a true and accurate list of all the subsidiaries which are required to be set forth therein. Merger Sub has no subsidiaries.

              SECTION 4.02. Capitalization. (a) The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock, 8,750,000 shares of Serial Preferred, par value $1.00 per share (the "Serial Preferred Stock"), and 400,000 shares of Cumulative $4 Preferred Stock, without par value (the "$4 Preferred"). As of September 30, 1995, (i) 260,824,389 shares of Parent Common Stock, no shares of the Serial Preferred Stock and 15,780 shares of the $4 Preferred were issued and outstanding. As of July 31, 1995, (i) 8,679,116 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options ("Parent Stock Options"), and (ii) 9,000,000 shares of Parent Common Stock were reserved for issuance upon the conversion of outstanding Trust Issued Tax Deductible Convertible Preferred (the "Trust Preferred"). All the outstanding shares of Parent Common Stock are, and all shares which may be issued pursuant to Parent Stock Options and the Trust Preferred will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness of Parent convertible into voting securities of Parent are issued or outstanding and, except as set forth above, (i) no shares of capital stock or other voting securities of Parent are outstanding, (ii) no equity equivalents, interests in the ownership or earnings of Parent or other similar rights are outstanding and
(iii) there are no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of Parent or obligating Parent or any of its subsidiaries to issue, transfer or sell any shares of capital stock, or other equity interest in, Parent or obligating Parent or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

              (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, without par value, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any pre-emptive rights in respect thereof and all of which are owned by Parent.

              SECTION 4.03. Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and does not require the approval of the shareholders of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors' rights and remedies and to general principles of equity.

              SECTION 4.04. Noncontravention; Filings and Consents. (a) The execution and delivery of this Agreement by either Parent or Merger Sub do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub or any of Parent's subsidiaries under (i) the Articles of Incorporation or By-Laws of either Parent or Merger Sub or the comparable charter or organizational documents of any of Parent's Significant Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of Parent's Significant Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of Parent's subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) and (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

              (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Parent or Merger Sub or any of Parent's subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (ii) the filing with the SEC of the Proxy Statement and the Registration Statement, (iii) the filing of a notification with the European Commission under Regulation 4064/89, (iv) the filing of the Articles of Merger with the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (v) the filing of such notices and other reports as may be required to comply with the CTA, (vi) such as may be required by any applicable state securities or "blue sky" laws and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede, in any material respect, the consummation of the transactions contemplated by this Agreement.

              SECTION 4.05. Parent SEC Documents; Financial Statements. Parent has filed all required reports, proxy statements, forms, and other documents with the SEC since December 31, 1993 and prior to the date of this Agreement (the "Parent SEC Documents"). As of their respective dates, (i) the Parent SEC Documents complied, and all similar documents filed prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (ii) none of the Parent SEC Documents contained, nor will any similar document filed after the date of this Agreement contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents (including any similar documents filed after the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Parent SEC Documents, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a material adverse effect.

              SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will, (i) on the date the Proxy Statement is first mailed to the shareholders of the Company and Parent, (ii) at the time the Registration Statement becomes effective and (iii) at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

              SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or contemplated by this Agreement, since June 30, 1995 and prior to the date of this Agreement, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent's capital stock other than the regular quarterly dividends on the shares of Parent Common Stock and the $4 Preferred, (ii) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles. Except as disclosed in the Parent SEC Documents, since June 30, 1995, there has not been (i) any material adverse change in Parent or
(ii) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have, a material adverse effect on Parent.

              SECTION 4.08. Litigation. Except as disclosed in the Parent SEC Documents, there are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a material adverse effect.

              SECTION 4.09. Environmental Matters. Except as disclosed in the Parent SEC Documents and except as would not, individually or in the aggregate, be reasonably expected to result in a material adverse effect, to the knowledge of Parent, (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits and (ii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by Parent or its subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

              SECTION 4.10. Reorganization. To the knowledge of Parent, neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

              SECTION 4.11. Ownership of Company Capital Stock. Neither Parent nor Merger Sub nor any of their respective affiliates is the beneficial owner of any shares of capital stock of the Company.

              SECTION 4.12. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the performance of its obligations hereunder.

              SECTION 4.13. Brokers. No broker, investment banker, financial advisor or other person, other than CS First Boston Corporation, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

              SECTION 5.01. Conduct of Business of the Company. Prior to the Effective Time, the Company agrees (except as expressly contemplated or permitted by this Agreement, as set forth in Schedule 5.01 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing) as follows:

              (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

              (b) Dividends; Changes in Stock. The Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock other than regular quarterly dividends not to exceed $0.40 per share on the Company Common Stock and dividends required to be paid pursuant to the terms of the Convertible Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except as contemplated by Section 6.08, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock.

              (c) Issuance of Securities. The Company shall not, and it shall not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options or stock appreciation rights or warrants granted under the Company Stock Option Plans (as defined in Section 6.05) and outstanding on the date of this Agreement and in accordance with the present terms of such options or stock appreciation rights, (ii) issuances by a wholly owned subsidiary of the Company of its capital stock to the Company and (iii) the issuance of shares of Company Common Stock upon conversion of shares of Convertible Preferred Stock.

              (d) Governing Documents. The Company shall not amend or propose to amend its Articles of Incorporation, as amended, or By-Laws.

              (e) No Acquisitions. The Company shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

              (f) No Dispositions. The Company shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its material assets other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the Company's business and (iii) assets related to discontinued operations of the Company or its subsidiaries.

              (g) Indebtedness. The Company shall not, and it shall not permit any of its subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice, including, without limitation, borrowings under the Company's existing credit agreements and overnight borrowings.

              (h) Tax Matters. The Company shall not make any tax election that would have a material adverse effect or settle or compromise any income tax liability of the Company or of any of its subsidiaries that would have a material adverse effect. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

              (i) Discharge of Liabilities. The Company shall not, and it shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claim, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in any amount in excess of $3 million, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefit of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

              (j) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party or waive, release or assign any material rights or claims.

              (k) Employee Benefits. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or key employees, except for increases for officers and employees in the ordinary course of business, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans as in effect on the date hereof to any director, officer or key employee,
       (iii) enter into any new employment, severance or termination agreement with any such director, officer or key employee or (iv) except as may be required to comply with applicable law, become obligated under any Company Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof to enhance the benefits thereunder.

              (1) Capital Expenditures. The Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures other than capital expenditures (i) described in the summary of approved capital expenditures set forth in Schedule 5.01 of the Company Disclosure Schedule, (ii) incurred in the ordinary course of the business of the Company and its subsidiaries as currently conducted (including, without limitation, capital expenditures required as a result of ordinary maintenance and repair) or (iii) not otherwise described in clauses (i) and (ii) above which, in the aggregate, do not exceed $60 million.

              SECTION 5.02. Conduct of Business of Parent. Prior to the Effective Time, Parent agrees (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) as follows:

              (a) Dividends; Changes in Stock. Parent shall not (i) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Parent's capital stock, including, without limitation, by way of any extraordinary dividends on or other extraordinary distributions in respect of any of its capital stock, or
       (ii) amend any material term or provision of Parent Common Stock.

              (b) Material Acquisitions. Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

              (c) Other Actions. Parent shall not, and shall not permit any of its subsidiaries to take, or fail to take, any other action which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

              SECTION 5.03. Other Actions. Each of Parent, Merger Sub and the Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.04 or Section 6.01, any of the conditions to the Merger set forth in Article VII not being satisfied.

              SECTION 5.04. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or knowingly encourage the submission of, any "competitive proposal" (as defined below in this Section 5.04(a)) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a competitive proposal; provided, however, that, prior to the Effective Time, if the Board of Directors concludes, after consultation with counsel, that its fiduciary duties to the Company's shareholders under applicable law require such action, the Company may, in response to an unsolicited competitive proposal, (x) furnish information with respect to the Company to the party making such competitive proposal and its representatives, counsel and advisors pursuant to a confidentiality agreement with such party containing customary terms and provisions regarding the nondisclosure of confidential information and (y) participate in negotiations regarding such competitive proposal; provided, further, upon the furnishing of such information to any such party, the Company shall notify Parent that it has done so and shall identify such party in such notice. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer, investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.04(a) by the Company. For purposes of this Agreement, "competitive proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries (other than the Convertible Preferred Stock) or of over 50% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its subsidiaries (other than the Convertible Preferred Stock), any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

             (b) Except as set forth in this Section 5.04(b) or Section 6.01, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any competitive proposal or (iii) enter into any agreement with respect to any competitive proposal. Notwithstanding the foregoing, in the event prior to the Effective Time if the Board of Directors concludes, after consultation with counsel, failure to do so would violate its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a competitive proposal, or enter into an agreement with respect to a competitive proposal, in each case involving a competitive proposal at any time after midnight on the third business day following Parent's receipt of written notice advising Parent that the Board of Directors has received a competitive proposal which includes a description of the material terms and conditions of such proposal and which it intends to consider accepting, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal. Notwithstanding anything to the contrary in the foregoing, from the date of this Agreement until February 28, 1996, the Company shall not (i) engage in negotiations with or provide information to any party making a competitive proposal unless the Board of Directors concludes that such proposal could reasonably be expected to lead to a transaction which is financially superior to the transactions contemplated by this Agreement or (ii) enter into any agreement with respect to a competitive proposal unless the Board of Directors of the Company determines, after consultation with its financial advisors, that such competitive proposal is financially superior to the transactions contemplated by this Agreement. The Company shall consider any proposal submitted by Parent that enhances the value to be received by the Company's shareholders pursuant to the terms of this Agreement. Nothing contained in this
Section 5.04 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the opinion of the Company's Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable law.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

             SECTION 6.01. Company Shareholders' Meeting. Subject to the following sentence, the Company shall call and hold a meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement and the Company shall use its reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Board of Directors of the Company shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement; provided, however, that calling the Company Shareholders' Meeting, mailing the Proxy Statement and making such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company (i) upon concluding after consultation with counsel that the failure to so act would violate its fiduciary duties to its shareholders under applicable law or (ii) in the event that (A) each of J.P. Morgan Securities Inc. and Goldman, Sachs & Co. shall have withdrawn its opinion to the effect that, in the case of J.P. Morgan Securities Inc., the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, and in the case of Goldman, Sachs & Co., that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders or (B) each such firm shall have failed to deliver its updated written opinion to the same effect dated the date of the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, any such failure to call the Company Shareholders' Meeting, solicit proxies or take other action to secure the vote or consent of shareholders permitted by the terms of this Section 6.01 shall not constitute a breach of this Agreement by Parent or the Company, as the case may be.

             SECTION 6.02. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate and prepare and Parent shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company in the Merger, a portion of which Registration Statement shall also serve as the proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the Company Shareholders' Meeting. The respective parties will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Prior to the effective date of the Registration Statement, Parent shall take all action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Registration Statement to the Company and advise the Company of any verbal comments with respect to the Registration Statement received from the SEC. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders.

             (b) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

             (c) Notwithstanding anything to the contrary in this Agreement, (i) Parent shall have no obligation to mail the Proxy Statement to the Company's stockholders unless and until Parent shall have received the "comfort letter" referred to in Section 6.15(a) and (ii) the Company shall have no obligation to mail the Proxy Statement to its stockholders unless and until the Company shall have received the "comfort letter" referred to in Section 6.15(b).

             SECTION 6.03. Access to Information; Confidentiality. (a) As permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries, and during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Until the Effective Time, Parent will be bound by the terms of the confidentiality agreement with the Company dated September 28, 1995 (the "Confidentiality Agreement"), except as otherwise agreed to by the Company.

             (b) As permitted by law, Parent shall afford to the Company, and to the Company's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of Parent and its subsidiaries reasonably necessary in connection with preparing the Proxy Statement, including the opinions of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., dated the date of the Proxy Statement, and during such period, Parent shall furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws. The Company will keep such information provided to it by Parent confidential, except to the extent such information (i) is provided to the Company for its use in connection with the preparation of the Proxy Statement, (ii) is or becomes generally available to the public (other than as a result of a disclosure by the Company), (iii) was available to the Company on a nonconfidential basis prior to disclosure by Parent to the Company or (iv) becomes available to the Company on a nonconfidential basis from a source other than Parent which is entitled to disclose it, and except as required by law or as otherwise agreed to by Parent.

             SECTION 6.04. Approvals and Consents; Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

             (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and Merger Sub agree to use their respective best efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any court or Governmental Entity restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust laws or regulations, including by committing to or effecting (by consent decree, hold separate order or otherwise) the sale or disposition of such assets of Parent or the Company as may be required to avoid (or, if entered, to lift, vacate or reverse) any such order, decree, judgment or ruling; provided, however, that in no event shall Parent, the Company or Merger Sub be obligated under this Section
6.04 to sell, or hold separate, a pulp mill, a paper plant or a paper machine.

             SECTION 6.05. Company Stock Options. (a) All options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1992 Key Employees Stock Option Plan, 1992 Stock Option for Non-Employee Directors and 1989 Key Employees Stock Option Plan (collectively, the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. A listing of all outstanding Company Stock Options as of November 5, 1995, showing what portions of such Company Stock Options are exercisable as of such date, the dates upon which such Company Stock Options expire, the exercise price of such Company Stock Options, the number of limited rights tandem thereto, and whether such option is intended to qualify as an "incentive stock opinion" within the meaning of Section 422 of the Code, is set forth in Schedule 6.05 of the Company Disclosure Schedule. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were Section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a "Substitute Option") shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Stock Consideration; and (B) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Stock Consideration (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option, which in accordance with the terms thereof and pursuant to action heretofore taken by the Compensation Committee of the Company's Board of Directors shall vest and become immediately exercisable as of the Effective Time, and any limited rights relating to such Company Stock Option shall continue to be exercisable until thirty days following the Effective Time.

             (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 6.05 after giving effect to the Merger). Parent shall comply with the terms of all such Company Stock Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Company Stock Options which qualified as incentive stock options under
Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 6.05. As soon as practicable after the Effective Time, the shares of Parent Common Stock subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Company Stock Options to be listed on the Stock Exchange and such other exchanges as Parent shall determine.

             SECTION 6.06. Company Benefit Plans. (a) For a period of at least two years after the Effective Time, Parent shall cause the Surviving Corporation to continue to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (other than any stock-based plans, programs and arrangements for which alternative incentive compensation plans will be put into effect pursuant to paragraph (b) below) for the benefit of current and former employees of the Company and its subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code); provided, however, that nothing herein shall prohibit Parent from (i) replacing any such existing plan, program or arrangement with a plan, program or arrangement which provide such employees with benefits which are not less favorable in the aggregate than the benefits that would have been provided under such existing plan, program or arrangement to the extent such replacement is permitted under the terms of the applicable plan, program or arrangement or (ii) including current employees of the Company in the plans, programs and arrangements generally available to employees of Parent and its subsidiaries other than the Surviving Corporation in lieu of participation in any Company plan, program or arrangement.

             (b) All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by Parent for the benefit of the employees; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent may be reduced by amounts payable under similar Company plans with respect to the same periods of service. Any benefits accrued by employees of the Company and its subsidiaries prior to the Effective Time under any of the Company's defined benefit pension plans that employ a final average pay formula shall be calculated based on such employees' final average pay with the Surviving Corporation or any successor to the Surviving Corporation or other affiliate of Parent employing such employees. In addition, with respect to any welfare benefit plan established or maintained by Parent or its subsidiaries for the benefit of employees of the Company, Parent shall, or shall cause the relevant subsidiary to, waive any pre-existing condition exclusions (other than any pre-existing condition that was not waived by a Company plan) and provide that any covered expenses incurred on or before the Effective Time in respect of the current plan year by any employee of the Company (or any covered dependent of such an employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time in respect of such current plan year.

             (c) Parent hereby agrees to cause the Surviving Corporation to honor (without modification) and assume the severance policies, employment agreements, executive termination agreements and individual benefit arrangements listed in Schedule 3.09 of the Company Disclosure Schedule.

             (d) The provisions of this Section 6.06 shall not apply to any employee subject to the terms of a collective bargaining plan.

             (e) The Company may pay bonuses with respect to 1995 to participants in the Company's Key Employees Long-Term Compensation Plan (the "Long-Term Plan") in an amount per participant not to exceed 60% of base salary as in effect on January 1, 1995, and in an aggregate amount not to exceed $5.0 million. With respect to all other outstanding Contingent Incentive Awards granted under the Long-Term Plan (payable in respect of calendar years 1996 and 1997), such awards shall be cancelled as of the Effective Time in exchange for the amounts determined in accordance with, and payable subject to the terms of, this Section 6.06(e). As of the Effective Time, the value of each Contingent Incentive Award shall be (i) determined using a price per share of Company Common Stock of $40 and (ii) otherwise limited to the portion of such award accrued as of the Effective Time by the Company for income statement purposes in accordance with generally accepted accounting principles and past practice. The amount determined in accordance with the immediately preceding sentence shall be paid to the holder of each cancelled Contingent Incentive Award on January 1, 1997; provided, however, that such amount shall be forfeited upon any termination of the participant's employment prior to such date other than as a consequence of death, disability, retirement under the Company's pension plans or involuntary termination under the severance policy applicable to the participant.

             SECTION 6.07. Indemnification and Insurance. (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles of Incorporation, as amended, and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Articles of Incorporation and By-Laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or its subsidiaries.

             (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of the Company and each subsidiary of the Company and each such person who served at the request of the Company or any subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this

Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

             (c) For six years from the Effective Time, the Surviving Corporation shall provide to the Company's current directors and officers liability insurance protection of the same kind and scope as that provided by the Company's directors' and officers' liability insurance policies (copies of which have been made available to Parent); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

             (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.07.

             (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.07 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this
Section 6.07 applies shall be third-party beneficiaries of this Section 6.07).

             SECTION 6.08. Redemption of Convertible Preferred Stock. Prior to the date on which the Registration Statement becomes effective, the Company shall give notice to all holders of Convertible Preferred Stock that, on a date designated by the Company which shall be a date prior to the Effective Time, all shares of Convertible Preferred Stock shall be called for redemption, in accordance with the terms thereof as set forth in Article Third of the Company's Articles of Incorporation, as amended, at the price provided for therein. The Company will cause the redemption to be consummated, and the shares of Convertible Preferred Stock to no longer be outstanding, prior to the Effective Time.

             SECTION 6.09. Fees and Expenses. (a) Except as provided below in this Section 6.09, all fees and expenses incurred in connection with this Agreement and the Merger and any other transaction contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

             (b) The Company shall pay to Parent upon demand a fee of $80.0 million (the "Termination Fee") if (i) Parent terminates this Agreement pursuant to Section 8.01(c)(ii) or (c)(iii), (ii) the Company terminates this Agreement pursuant to Section 8.01(f), (iii) (x) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(h), (y) prior to the Company Shareholders' Meeting but after the date of this Agreement a competitive proposal has been made to the Company and (z) within one year of the date of such termination and as a result of such competitive proposal, the Company enters into a definitive agreement with respect to the transaction contemplated by such competitive proposal, or (iv) (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b), (B) prior to such termination but after the date of this Agreement, a competitive proposal has been made to the Company,
(C) the Board of Directors of the Company had withdrawn its recommendation or approval of this Agreement because of the existence of such competitive proposal or J.P. Morgan Securities Inc. and Goldman, Sachs & Co. shall have failed to deliver the updated written opinions contemplated by Section 6.01 because of the existence of such competitive proposal, (D) the Company Shareholders' Meeting shall not have occurred and (E) within one year of the date of such termination and as a result of such competitive proposal, the Company enters into a definitive agreement with respect to the transaction contemplated by such competitive proposal; provided, however, the Company shall not be obligated to pay the Termination Fee to Parent if, at the time of any termination of this Agreement referred to in clauses (i), (ii), (iii) or (iv) of this paragraph (b), Parent shall be in material breach of any of its material representations, warranties, covenants or agreements set forth in this Agreement.

             SECTION 6.10. Notification. Each of the Company and Parent shall give prompt notice to the other of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

             SECTION 6.11. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

             SECTION 6.12. Affiliates' Letters. No later than 45 days from the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being an "Affiliate") of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, a letter substantially in the form attached hereto as Exhibit A, executed by each of the Affiliates of the Company identified in the foregoing list and of any person who shall have become an Affiliate of the Company subsequent to the delivery of such list.

             SECTION 6.13. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts, subject to the last sentence of Section 2.03(g), to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under
Section 368(a) of the Code.

             SECTION 6.14. Public Announcements. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

             SECTION 6.15. Letters of Accountants. (a) The Company shall use its reasonable efforts to cause to be delivered to Parent a "comfort" letter of Deloitte & Touche, LLP, the Company's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective, and addressed to Parent, in the form, scope and content contemplated by Statement on Auditing Standards No. 49 issued by the American Institute of Certified Public Accountants, Inc. ("SAS 49"), relating to the financial statements and other financial data with respect to the Company and its consolidated subsidiaries included or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by Parent, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

             (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a "comfort" letter of Arthur Andersen LLP, Parent's independent public accountants, dated the date on which the Registration Statement shall become effective, and addressed to the Company, in the form, scope and content contemplated by SAS 49, relating to the financial statements and other financial data with respect to Parent and its consolidated subsidiaries included in or incorporated by reference in the Proxy Statement and such other matters as may be reasonably required by the Company, and based upon procedures carried out to a specified date not earlier than five days prior to the date thereof.

             SECTION 6.16. Stock Exchange Listing. Parent shall promptly prepare and submit to the Stock Exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and pursuant to Substitute Options, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the Stock Exchange of issuance, and the Company shall cooperate with Parent with respect to such listing.

             SECTION 6.17. Parent Board of Directors. Parent shall take all necessary action to cause John R. Kennedy to be appointed to the Board of Directors of Parent as of the Effective Time, to serve until the next annual election of directors of Parent. In connection with such election, Parent shall take all necessary action to include John R. Kennedy as a nominee for the Board of Directors of Parent recommended by such Board of Directors for election by Parent's shareholders to the Board.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

             SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

             (a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

             (b) Company Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the Company's Articles of Incorporation, as amended, and the NCBCA.

             (c) No Injunction or Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

             (d) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

             (e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger and pursuant to Substitute Options shall have been authorized for listing on the Stock Exchange, subject to official notice of listing.

             SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

             (a) Company Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to such effect.

             (b) Company Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Chairman, President or Chief Financial Officer of the Company to that effect.

             (c) Consents and Approvals. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on Parent (assuming for purposes of this paragraph (c) that the Merger shall have been effected).

             (d) Tax Opinion. Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Parent, based upon representation letters substantially in the forms of Exhibits B and C to this Agreement, dated on or about the Closing Date, and such other facts, representations and assumptions concerning, among other things, the actions of the shareholders of the Company as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, dated on the Closing Date.

             SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

            (a) Parent Representations and Warranties. Each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the Chairman, President or Chief Financial Officer of each of Parent and Merger Sub to such effect.

             (b) Parent Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of the Chairman, President or Chief Financial Officer of each of Parent and Merger Sub to that effect.

              (c) Tax Opinion. The Company shall have received the opinion of Shearman & Sterling, counsel to the Company, based upon representation letters substantially in the forms of Exhibits B and C to this Agreement, dated on or about the Closing Date, and such other facts, representations and assumptions concerning, among other things, the actions of the shareholders of the Company as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code, dated on the Closing Date.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

              SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by shareholders of the Company or Parent, as follows:

              (a) by mutual written consent of Parent and the Company;

              (b) by either Parent or the Company if the Effective Time shall not have occurred on or before May 31, 1996; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before May 31, 1996; provided further that, upon written notice to Parent from the Company, Parent shall not have the right to terminate this Agreement under this Section 8.01(b) until August 31, 1996 if the Merger shall not have been consummated as a result of (i) the Company or Parent having failed by May 31, 1996 to receive all required regulatory approvals or consents with respect to the Merger necessary to satisfy the condition set forth in Section 7.02(c), (ii) the entering of an order or any pending action commenced by any applicable federal governmental antitrust authority seeking an order which would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, or (iii) the failure of the condition set forth in Section 7.01(d) to be satisfied;

              (c) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the Merger, (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any competitive proposal or (iii) the Company shall have entered into any agreement with respect to any competitive proposal in accordance with Section 5.04(b) of this Agreement;

              (d) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 8.01(d) shall have used its best efforts to remove such injunction, order or decree;

              (e) by Parent in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) cannot be or has not been cured within 20 days after the giving by Parent of written notice to the Company;

              (f) by the Company in connection with entering into a definitive agreement in accordance with Section 5.04(b), provided it has complied with all provisions thereof, including the notice provisions therein;

              (g) by the Company if Merger Sub or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice by the Company to Parent or Merger Sub, as applicable, except, in any case, such failures which are not reasonably likely to affect adversely Parent's or Merger Sub's ability to complete the Merger; or

              (h) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Company Shareholders' Meeting or any adjournment or postponement thereof.

              SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 3.20, Section 4.13, the last sentence of Sections 6.03(a) and (b), Section 6.09, this Section 8.02 and Article IX, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

              SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

              SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

              SECTION 9.01. Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

              SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                 (a)      if to Parent or Merger Sub, to:

                          International Paper Company
                          Two Manhattanville Road
                          Purchase, New York 10577
                          Attention:  General Counsel
                          Facsimile No.: (914) 397-1612

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, New York  10022
                          Attention:  Blaine V. Fogg, Esq.
                          Facsimile No.:  (212) 735-2000

                 (b)      if to the Company, to:

                          Federal Paper Board Company, Inc.
                          75 Chestnut Ridge Road
                          Montvale, New Jersey 07645
                          Attention:  Executive Vice President
                          Facsimile No.: (201) 307-6132

                          with a copy to:

                          Shearman & Sterling
                          599 Lexington Avenue
                          New York, New York  10022
                          Attention:  John J. Madden, Esq.
                          Facsimile No.:  (212) 848-7179

              SECTION 9.03. Definitions. For purposes of this Agreement:

              (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

              (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

              (c) "knowledge" or "known" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, as the case may be, has actual knowledge of such matter;

              (d) "lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business or (iii) all liens approved in writing by the other party hereto;

              (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

              (f) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

              (g) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

              SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

              SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

              SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreement shall remain valid and in effect) and, except for the provisions of Article II and Sections 6.05, 6.06 and 6.07, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

              SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

              SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any applicable conflicts of law, except to the extent that the NCBCA shall be held to govern the terms of the Merger.

              SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

              IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                            INTERNATIONAL PAPER COMPANY


                                            by  /s/  James P. Melican
                                                --------------------------------
                                                Name:  James P. Melican
                                                Title:  Executive Vice President


                                            FOCUS MERGER CO., INC.


                                            by  /s/  James P. Melican
                                                --------------------------------
                                                Name:  James P. Melican
                                                Title:  Executive Vice President


                                            FEDERAL PAPER BOARD COMPANY, INC.


                                            by  /s/  Quentin J. Kennedy
                                                --------------------------------
                                                Name:  Quentin J. Kennedy
                                                Title:  Executive Vice President

                                                                       EXHIBIT A


                          FORM OF AFFILIATE LETTER FOR
                            AFFILIATES OF THE COMPANY

                                                            /____________/, 1996

International Paper Company
Two Manhattanville Road
Purchase, New York 10577


Ladies and Gentlemen:

              I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Federal Paper Board Company, Inc., a North Carolina corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of November 6, 1995 (the "Merger Agreement") among International Paper Company, a New York corporation ("Parent"), Focus Merger Co., Inc., a North Carolina corporation ("Merger Sub"), and the Company, the Company will be merged with and into Merger Sub (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

              As a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $5.00 per share, of the Company (the "Company Shares").

       1. I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

              A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

              B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

              C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

              D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

              E. I understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

              "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [____________], 1996 BETWEEN THE REGISTERED HOLDER HEREOF AND INTERNATIONAL PAPER COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF INTERNATIONAL PAPER COMPANY."

              F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

              "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY

              NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

              G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

       2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

              A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

              B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                              Very truly yours,


                                              ----------------------------------
                                              Name:


Agreed and accepted this __day
of [____________], 1996, by


INTERNATIONAL PAPER COMPANY


By:
   ----------------------------
   Name:
   Title:

                                                                       EXHIBIT B


                FORM OF COMPANY TAX OPINION REPRESENTATION LETTER

                                                              ____________, 1996

Shearman & Sterling
Citicorp Center
153 East 53rd Street
New York, NY  10022-4676

Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue
New York, NY  10022

Dear Sirs:

       On behalf of the Company, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Sections 7.03(c) and 7.02(d) of the Agreement and Plan of Merger dated as of November 6, 1995, among Parent, Merger Sub and the Company,* hereby certifies that, to the extent the facts relate to the Company to his knowledge and after due diligence, and to the extent otherwise without knowledge to the contrary, the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

       1. The fair market value of the Parent Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

       2. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

       3. The Company is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.


---------------------
* For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

       4. To the best knowledge of the management of the Company there is no plan or intention on the part of the shareholders of the Company on the date hereof to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce such Company shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 40 percent of the value of all of the formerly outstanding Company Common Stock and Convertible Preferred Stock as of the same date. For purposes of this representation, shares of Convertible Preferred Stock redeemed prior to the Merger and shares of Company Common Stock exchanged for cash or other property in the Merger, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company stock on the date of the Merger. In addition, and not in limitation of the foregoing, the Company has considered, in making this representation, any shares of Company Common Stock that have been sold, redeemed or otherwise disposed of by shareholders who own 5 percent or more of the Company Common Stock, or by shareholders who are officers or directors of the Company, after the announcement of the Merger and prior to the Effective Time to the extent the management of the Company has knowledge on the date hereof of any such sales, redemptions or dispositions. Except as set forth on Annex I to this letter, to the knowledge of the management of the Company there are no shareholders who own 5 percent or more of the Company Common Stock on the date hereof.

       5. At the Effective Time, Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by the Company to pay its reorganization expenses and all redemptions, including the redemption of the Convertible Preferred Stock prior to the Merger, and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer will be included as assets of the Company held immediately prior to the Merger.

       6. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

       7. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

       8. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Internal Revenue Code.

       9. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock.

       10. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common Stock and does not represent separately bargained- for consideration.

       I understand that Shearman & Sterling, as counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom, as counsel for Parent, will rely on this certificate in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                            FEDERAL PAPER BOARD COMPANY, INC.

                                            BY: ______________________
                                                Name:
                                                Title:

                                     Annex I

                                Beneficially                        Percent
Beneficial Owner*               Owned Shares                       of Class
-----------------               ------------                       --------

--------------
*   /Attach SEC filings/

                                                                       EXHIBIT C


                FORM OF PARENT TAX OPINION REPRESENTATION LETTER

                                                                __________, 1996

Shearman & Sterling
Citicorp Center
153 East 53rd Street
New York, NY  10022-4676

Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue

New York, NY  10022

Dear Sirs:

       On behalf of Parent and Merger Sub, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Sections 7.03(c) and 7.02(d) of the Agreement and Plan of Merger dated as of November 6, 1995, among Parent, Merger Sub and the Company,* hereby certifies that, to the extent the facts relate to Parent and Merger Sub to his knowledge and after due diligence, and to the extent otherwise without knowledge to the contrary, the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

       1. The fair market value of the Parent Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

       2. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

       3. Neither Parent nor Merger Sub is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.


---------------
* For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

       4. At the Effective Time, Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, assets of the Company used to pay reorganization expenses, and all redemptions, including the redemption of the Convertible Preferred Stock prior to the Merger, and distributions (except for regular, normal dividends) made by the Company immediately before the Merger will be included as assets held by the Company immediately prior to the Merger.

       5. Prior to the Merger, Parent will be in control of Merger Sub within the meaning of the section 368(c) of the Internal Revenue Code.

       6. Parent has no plan or intention to redeem or otherwise acquire after the date of the Merger any of the Parent Common Stock to be issued in the Merger.

       7. Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of any of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers described in section 368(a)(2)(C) of the Internal Revenue Code.

       8. Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the Company's business assets in a business.

       9. Following the Merger, Merger Sub will not issue additional shares of its stock that would result in Parent losing control of Merger Sub within the meaning of section 368(c) of the Internal Revenue Code.

       10. No stock of Merger Sub will be issued in the Merger.

       11. The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common Stock and does not represent separately bargained- for consideration.

       12. None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock.

I understand that Shearman & Sterling, as counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom, as counsel for Parent, will rely on this certificate in rendering their opinion concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

                                                 INTERNATIONAL PAPER COMPANY

                                                 BY:
                                                     ---------------------------
                                                     Name:
                                                     Title: